Exhibit 2.6

EXECUTION COPY

TENDER AND SUPPORT AGREEMENT

This Tender and Support Agreement, dated as of July 4, 2009 (this “Agreement”) is among each of the individuals or entities listed on a signature page hereto (each, a “Shareholder”), and PartnerRe Ltd., a Bermuda exempted company (“Parent”). Capitalized terms used but not defined herein have the meanings assigned to them in the Transaction Agreement (the “Transaction Agreement”) dated as of the date of this Agreement, between Parent and PARIS RE Holdings Limited, a Swiss corporation (the “Company”).

WHEREAS, Shareholders own the shares of common stock of the Company, CHF 4.51 par value per share (“Company Shares”) set forth opposite such Shareholder’s name on Schedule A (all such shares on Schedule A, such Shareholder’s “Schedule A Shares”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into the Transaction Agreement that provides for, among other things, (i) the making of an exchange offer (the “Offer”) by a wholly owned Subsidiary of Parent (“Purchaser”) for all of the outstanding Company Shares that are not owned by Parent and its Subsidiaries prior to the commencement of the Offer, after giving effect to the transactions contemplated by the Securities Purchase Agreement and (ii), provided that Parent and its Subsidiaries own at least 90% of the outstanding Company Shares following consummation of the Offer, the merger of the Company with and into Purchaser immediately thereafter, upon the terms and subject to the conditions set forth therein.

WHEREAS, as a condition to Parent’s willingness to enter into the Transaction Agreement and the Securities Purchase Agreement, Parent has required that each Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

SECTION 1. Certain Definitions. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

“beneficial ownership” of any security by any Person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the Exchange Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule. The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.

“Covered Shares” means, with respect to any Shareholder, (i) such Shareholder’s Schedule A Shares and (ii) all Company Shares of which such Shareholder acquires beneficial ownership during the Agreement Period.

SECTION 2. Agreement to Tender. Each Shareholder hereby agrees to validly tender or cause to be tendered in the Offer all of such Shareholder’s Covered Shares pursuant to and in accordance with the terms of the Offer as promptly as practicable (but no later than the close of business on the fifth Business Day) after commencement of the Offer. In furtherance of the foregoing, each Shareholder shall (i) deliver or cause to be delivered to Purchaser (A) a tendering order with respect to its Covered Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Covered Shares and (C) all other documents or instruments, to the extent applicable, as are required to be delivered by other shareholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of such Covered Shares to tender such Covered Shares pursuant to and in accordance with the terms of the Offer. Each Shareholder agrees that once its Covered Shares are tendered, such Shareholder will not withdraw or cause to be withdrawn any of such Covered Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 11(d). Notwithstanding the foregoing, if a competing offer is made prior to the settlement of the Offer, each Shareholder shall be entitled to tender its Covered Shares into such competing offer and to withdraw from the Offer any Covered Shares previously tendered. On the commencement date of the Offer, Parent shall notify the Shareholders by email at the following email addresses of the commencement of the Offer (which email shall contain a link to the portion of the AMF website with the Offer Documents): jfrank@ozcap .com and nicole.macarchuk @ozcap. com.

SECTION 3. Documentation and Information. Each Shareholder (i) consents to and authorizes the publication and disclosure by Parent of such Shareholder’s identity and holding of Company Shares, the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents, the Reply Documents, the S-4, the Proxy Statement (including all schedules and documents filed with the SEC or the AMF) or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Transaction Agreement and the Securities Purchase Agreement and (ii) agrees as promptly as practical to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Shareholder agrees to as promptly as practical notify Parent of any required corrections with respect to any information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent shall provide each Shareholder with a reasonable opportunity to comment on any such publication or disclosure concerning such Shareholder and to consider in good faith such Shareholder’s comments thereon (it being understood that no such comment period shall be required where such Shareholder has previously reviewed and commented on substantially consistent disclosure).

SECTION 4. Voting Agreement. During the period beginning on the date of this Agreement and ending on the earlier of (x) the final settlement date of the Offer, (y) the agreement of the parties hereto to terminate this Agreement, and (z) the termination of the Transaction Agreement in accordance with its terms (the “Agreement Period”), each Shareholder hereby irrevocably and unconditionally agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Shares, however called (each, a “Company Shareholders Meeting”), or in connection with any written consent of the holders of Company Shares, each Shareholder shall:

(a) be present, in person or represented by proxy, or otherwise cause such Shareholder’s Covered Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Covered Shares may be counted for quorum purposes under Applicable Law);

(b) vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) with respect to all of such Shareholder’s Covered Shares, in each case, to the fullest extent that such Covered Shares are entitled to be voted at the time of any vote or action by written consent:

(i)  in favor of (A) the resolution and payment of the Share Capital Repayment (C) the appointment of the Parent Designated Directors (as defined in the Securities Purchase Agreement) to the Company Board subject to and effective upon the Closing and (C) the Charter Amendment; and

(ii) against (A) any action or agreement that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, or prevent or delay or adversely affect the consummation of the Block Purchase, the Offer or any other transactions contemplated by the Securities Purchase Agreement or the Transaction Agreement, (B) any Company Acquisition Proposal and any action in furtherance thereof, (C) any reorganization, recapitalization or winding-up of the Company or any other extraordinary transaction involving the Company, or (D) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Transaction Agreement.

SECTION 5. Representations and Warranties of Each Shareholder. Each Shareholder, severally but not jointly as to any other Shareholder, represents and warrants to Parent as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of the date of each Company Shareholders Meeting and the final settlement date of the Offer):

(a) Organization. Such Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization. Such Shareholder has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each Shareholder of this Agreement and the consummation by each Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) No Violation. The execution, delivery and performance of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby (i) will not violate the certificate of incorporation or bylaws or other similar organizational documents of such Shareholder or any order of any Governmental Authority by which such Shareholder or any of its Affiliates is bound, (ii) will not violate any Applicable Law, (iii) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained and are in full force and effect, and (iv) will not violate or result in a default under any material agreement, judgment, injunction, order, decree or other instrument binding upon such Shareholder, with only such exceptions in the case of clauses (ii) through (iv) that, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect such Shareholder’s ability to consummate the transactions contemplated by this Agreement to be consummated by it.

(d) Ownership of Shares. As of the date hereof, each Shareholder is, and at all times during the Agreement Period will be a beneficial owner of such Shareholder’s Schedule A Shares. As of the date hereof, the Schedule A Shares of all Shareholders constitute all of the Company Shares beneficially owned by the Shareholders. Each Shareholder has, and at all times during the Agreement Period will have, with respect to such Shareholder’s Covered Shares, either (i) the sole power, directly or indirectly, to vote or dispose of such Covered Shares or (ii) the shared power, directly or indirectly, to vote or dispose of such Covered Shares together with (but only with) one or more other Shareholders, and as such has, and at all times during the Agreement Period will have, the complete and exclusive power, individually or together with one or more other Shareholders, to, directly or indirectly, (x) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 4 and (y) agree to all matters set forth in this Agreement. As of the date hereof, with respect to each Shareholder, except as set forth opposite such Shareholder’s name on Schedule A, such Shareholder’s Schedule A Shares are issued and outstanding and entitled to be voted at the Company Shareholder Meeting and such Shareholder does not beneficially own any warrants, options or other rights to acquire any Company Shares. Each Shareholder’s Schedule A Shares and all other Company Shares of which such Shareholder acquires beneficial ownership during the Agreement Period shall at all times be free and clear of Liens, proxies, powers of attorney, voting trusts, options, rights of first offer or refusal or agreements (other than any Liens or proxy created by this Agreement). Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating such Shareholder to Transfer, or cause to be Transferred, any of such Shareholder’s Covered Shares. Except pursuant to this Agreement and the Transaction Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Covered Shares.

(e) Absence of Litigation. With respect to any Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Shareholder, threatened against or affecting, such Shareholder or any of its properties or assets (including such Shareholder’s Covered Shares) that could reasonably be expected to impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Opportunity to Review; Reliance. Each Shareholder has had the opportunity to review this Agreement, the Securities Purchase Agreement and the Transaction Agreement with counsel of its own choosing. Each Shareholder understands and acknowledges that Parent is entering into the Securities Purchase Agreement and the Transaction Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

(g) Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder in its capacity as such.

SECTION 6. Representations and Warranties of Parent. Parent represents and warrants to each Shareholder, as of the date hereof and as of the date of each Company Shareholders Meeting and the final settlement date of the Offer, that it has full corporate or other power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Shareholder Approvals, to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its properties or assets that could reasonably be expected to impair the ability of such Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

SECTION 7. No Proxies for or Encumbrances on Covered Shares. (a) Except as agreed in writing by Parent, during the Agreement Period, no Shareholder shall (nor permit any Person under such Shareholder’s control or any of its representatives to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal or enter into any voting trust that would grant any Person the right to vote, express consent or dissent, issue instructions or take any other action with respect to any of such Shareholder’s Covered Shares that would be inconsistent with, or if any such action were taken by such Shareholder, would constitute a breach by such Shareholder of, the provisions of Section 4(b) hereof, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”), (iii) otherwise permit any Liens to be created on, or (iv) enter into any contract or agreement, (including any derivative, hedging or other agreement), option or other arrangement (including any profits sharing arrangement) or understanding with respect to the direct or indirect Transfer of, any of such Shareholder’s Covered Shares. No Shareholder shall (nor permit any Person under such Shareholder’s control or any of its representatives to) seek or solicit any such Transfer or any such contract or agreement, option or other arrangement or understanding. Without limiting the foregoing, no Shareholder shall, and shall not permit any Person under such Shareholder’s control or any of its representatives to, take any other action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Shareholder’s obligations hereunder or the transactions contemplated by the

Securities Purchase Agreement or the Transaction Agreement. Without limiting the foregoing, each Shareholder also agrees not to engage in any transaction with respect to any of such Shareholder’s Covered Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.

(b) No Shareholder shall (nor permit any Person under such Shareholder’s control or any of its representatives to) request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder’s Covered Shares, unless such Transfer is made in compliance with this Agreement. Each Shareholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Covered Shares on the books of the Company in violation of this Agreement.

SECTION 8. Notices of Certain Events. Each Shareholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of such Shareholder set forth in Section 5.

SECTION 9. Further Assurances. Parent and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law and regulations, to perform their respective obligations under this Agreement.

SECTION 10. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the terms “Schedule A Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

SECTION 11. Miscellaneous. (a) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to Parent:

PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke
HM 11
Bermuda
Attention: Amanda Sodergren
Facsimile No.: (441) 292-3060
E-mail: amanda.sodergren@partnerre.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Phillip R. Mills
Facsimile No.: (212) 450-3800
E-mail: phillip.mills@davispolk.com

If to a Shareholder, to its address set forth on a signature page hereto, with a copy to:

Och-Ziff Capital Management Group
9 West 57th Street
13th Floor
New York, NY 10019
Attention: General Counsel
Facsimile No.: (212) 719-7482
E-mail: nicole.macarchuk@ozcap.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(b) Entire Agreement; No Third Party Beneficiaries; Amendment. (i) This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings, agreements or representations, both oral and written, by or among the parties hereto with respect to the subject matter hereof.

(ii) This Agreement shall not confer any rights, remedies, benefits, obligations or liabilities upon any Person or entity other than the parties hereto and their respective permitted successors and permitted assigns.

(iii) This Agreement may only be amended by a written instrument executed and delivered by Parent and the Shareholder who or which is to be party to and bound by such amendment.

(c) Assignment; Binding Effect. Neither any Shareholder, on the one hand, nor Parent, on the other hand, may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Applicable Law or otherwise) without the prior written approval of Parent or such Shareholder, as applicable, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that each party may assign its rights hereunder to one or more of its controlled affiliates; it being understood and agreed that any such assignment shall not relieve such party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

(d) Termination. This Agreement shall automatically terminate and become void and of no further force or effect at the end of the Agreement Period; provided, however, that no such termination shall relieve or release any Shareholder or Parent from any obligations or liabilities arising out of its breach of this Agreement prior to its termination.

(e) Governing Law. (i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein.

(f) Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11(a) shall be deemed effective service of process on such party. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by Applicable Law.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York, in addition to any other remedy to which they are entitled at law or in equity.

(j) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense.

(k) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(l) Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

(m) No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

The parties hereto have executed this Tender and Support Agreement as of the date first written above.

PARTNERRE LTD.
By:	/s/ Albert Benchimol
Name:	Albert Benchimol
Title:	Chief Financial Officer

GORDEL HOLDINGS LIMITED By: OZ Management LP, its Investment Manager By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank

Name:	Joel Frank

Title:	Chief Financial Officer

Address: 9 West 57th Street 13th Floor New York, NY 10019

GOLDMAN SACHS & CO. PROFIT SHARING MASTER TRUST By: OZ Management LP, its Investment Manager By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank

Name:	Joel Frank

Title:	Chief Financial Officer

Address: 9 West 57th Street 13th Floor New York, NY 10019

OZ MASTER FUND, LTD. By: OZ Management LP, its Investment Manager By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank

Name:	Joel Frank

Title:	Chief Financial Officer

Address: 9 West 57th Street 13th Floor New York, NY 10019

OZ EUROPE MASTER FUND, LTD. By: OZ Management LP, its Investment Manager By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank

Name:	Joel Frank

Title:	Chief Financial Officer

Address: 9 West 57th Street 13th Floor New York, NY 10019